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                                                                  EXHIBIT 11.1

EUROMED, INC.
COMPUTATION OF EARNINGS AND SHARES USED IN ARRIVING AT PRIMARY AND FULLY-DILUTED EARNINGS PER SHARE FOR THE SIX MONTHS ENDED JUNE 30, 1996

                                            Six months ended
                                              June 30, 1996
                                            ----------------
Net Earnings (in thousands)                    $      363
                                               ----------
Computation of weighted average
number of shares outstanding
        Issued: 3,150,000
        Weighted average common shares          2,650,824
                                               ----------
Primary and fully diluted earnings
per common share                               $     0.14
                                               ----------